EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Bryan Kimzey
713-830-8883	713-830-8775
norma.dunn@calpine.com	bryan.kimzey@calpine.com

CCFC Enters into $1.2 Billion Term Loan Facility

HOUSTON (May 3, 2013) — Calpine Corporation (NYSE: CPN), the parent company of Calpine Construction Finance Company, L.P. (CCFC), today announced that CCFC has entered into a new credit agreement providing for a first lien senior secured term loan facility comprising (i) a $900 million 7-year term loan B tranche priced at LIBOR plus 225 basis points and (ii) a $300 million 8.5-year term loan B tranche priced at LIBOR plus 250 basis points, in each case with a LIBOR floor of 0.75%. The term loans were offered to investors at an issue price equal to 99.75%. Once drawn, CCFC intends to utilize the proceeds received from the new term loans to redeem the entire $1 billion in principal amount of CCFC’s outstanding 8% Senior Secured Notes due in 2016 at a redemption price equal to 104% (plus accrued and unpaid interest), to pay related transaction expenses and for other purposes. On May 3, 2013, a notice of redemption was sent to the holders of the 8% Senior Secured Notes due in 2016, and the redemption is expected to be consummated on June 3, 2013 at which time the new term loan facility is expected to be drawn.

“Calpine’s new term loans at CCFC accomplish three key objectives,” explained Stacey Peterson, Calpine’s Vice President of Finance and Treasurer. “First, this refinancing significantly reduces annual interest cost. Second, it extends our debt maturity profile, with the nearest maturity now in 2017. Third, the term loans provide for a more flexible capital structure while maintaining investment grade-like covenants. This transaction demonstrates Calpine’s continued focus on Adjusted Free Cash Flow Per Share growth through transactions accretive to our shareholders.”

Goldman Sachs, BofA Merrill Lynch, Credit Suisse, Deutsche Bank and Union Bank acted as joint lead arrangers for the new term loan facility.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Calpine

Calpine Corporation generates more electricity than any other independent power producer in America, with a fleet of 93 power plants in operation or under construction, representing more than 27,000 megawatts of generation capacity. Serving customers in 20 states and Canada, we

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CCFC Enters into $1.2 Billion Term Loan Facility

May 3, 2013

specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on competitive wholesale power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors. Please visit www.calpine.com to learn more about why Calpine is a generation ahead – today.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expectations regarding the consummation of the redemption of the 8% Senior Secured Notes due 2016, expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2012. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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